A.Y. CHEUNG ASSOCIATES, INC.

                      ARTICLES OF AMENDMENT AND RESTATEMENT


         A.Y. CHEUNG ASSOCIATES, INC., a Maryland corporation, having its principal office at 5026 Herzel Place, Suite 101, Beltsville, Maryland 20705 (hereinafter referred to as the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Corporation desires to amend and restate its Charter as currently in effect as hereinafter provided. The provisions set forth in these Articles of Amendment and Restatement are all the provisions of the Charter of the Corporation as currently in effect.

         SECOND: The Charter of the Corporation is hereby amended by striking in their entirety Articles FIRST through EIGHTH, inclusive, and by substituting in lieu thereof the following:

     FIRST: The name of the corporation (which is hereinafter called the "Corporation") is:

                            CHEUNG LABORATORIES, INC.

     SECOND: The purposes for which the Corporation is formed are as follows:

     (a) To carry on the business of a system engineering company specializing in the application of electromagnetic energy for scientific, industrial, and




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medical  markets and,  without  limiting the  generality  of the  foregoing,  to manufacture, prepare for market, buy or otherwise acquire, sell, or otherwise deal in or with, import, export and transport, at wholesale or retail or otherwise, devices relating thereto; and to engage in any other lawful business or activity.

     (b) To do anything permitted by Section 2-103 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended from time to time.

The foregoing enumerated purposes shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other Article of the Charter of the Corporation, and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and shall be in addition to and not in limitation of the powers of corporations under the laws of the State of Maryland.

THIRD: The current post office address of the principal office of the Corporation in this State is 5026 Herzel Place, Suite 101, Beltsville, Maryland 20705. The name and address of the current resident agent of the Corporation is Michael J. Cromwell, III, 10 Light Street, Baltimore, Maryland 21202. Said resident agent is a citizen of the State of Maryland and actually resides therein.

FOURTH: The total number of shares of stock of all classes which the Corporation has authority to issue is 15,900,000 shares of common stock, with a par value of $.01 per share, amounting in the aggregate to $159,000.

FIFTH: The number of directors of the Corporation shall be three (3), which number may be increased or decreased pursuant to the By-Laws of the Corporation, but shall never be less than three (3). The names of the current directors, who shall act until their successors are duly chosen and qualified, are: Augustine
Y. Cheung; Fee-Wah Cheung; Vance Y. Hum.

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SIXTH:  The Board of  Directors  shall  manage the  business  and affairs of the
Corporation and may exercise all the powers of the Corporation except those conferred upon or reserved to the stockholders by law, including but not limited to the following:

     (a) The Board of Directors shall have the power from time to time and in its sole discretion: (1) to determine, in accordance with sound accounting practice, what constitutes annual or other net profits, earnings, surplus or net assets in excess of capital; (2) to fix and vary from time to time the amount to be reserved as working capital, or determine that retained earnings or surplus shall remain in the hands of the Corporation; (3) to set apart any funds of the Corporation for the establishment of such reserves in such amounts and for such proper purposes as it shall determine and to abolish or redesignate any such reserves or any part thereof; (4) to determine whether there shall be declared, distributed or paid any distribution or dividend in stock, cash or other securities or property, out of surplus or any other funds or amounts legally available therefor, and to declare, distribute and pay the same at such times and to the stockholders of record on such dates as it may from time to time deem appropriate; and (5) to determine whether, to what extent, at what times and places, and under what conditions and regulations the books, accounts and documents of the Corporation, or any of them, shall be open to the inspection of stockholders, except as otherwise provided by statute or by the By-Laws, and, except as so provided, no stockholder shall have the right to inspect any book, account or document of the Corporation unless authorized to do so by resolution of the Board of Directors.

     (b) The Board of Directors of the Corporation shall have the power in its sole discretion and without limitation, subject only to any restrictions imposed

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by  law,  to  authorize  the  issuance  from  time  to  time  of  shares  of the
Corporation's  stock,  with or without par value,  of any class,  whether now or
hereafter  authorized,   and  of  securities  convertible  into  shares  of  the
Corporation's stock, with or without par value, of any class, whether now or hereafter authorized, for such consideration (regardless of the value or amount of such consideration) and in such manner and by such means as the Board of Directors may deem advisable.

     (c) The Board of Directors shall have the power in its sole discretion and without limitation, subject only to any restrictions imposed by law, to classify or reclassify any unissued shares of stock, whether now or hereafter authorized, by setting, altering or eliminating in any one or more respects, from time to time before the issuance of such shares, any feature of such shares, including but not limited to the designation, par value, preferences, conversion or other rights, voting powers, qualifications, and terms and conditions of redemption of, and limitations as to dividends and any restrictions on, such shares.

         The enumeration and definition of particular powers of the Board of Directors included in the foregoing provisions of this Article SIXTH shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of the Charter of the Corporation, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under applicable law now or hereafter in force.

SEVENTH: No holders of any shares of the stock of the Corporation of any class shall have any preemptive right to purchase, subscribe for or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares, other than such, if any, as the Board of Directors in its discretion may fix.

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EIGHTH:  The  Corporation  reserves  the  right  from  time to time to make  any amendments of its Charter which may now or hereafter be authorized by law, including any amendments changing the terms or contract rights, as expressly set forth in its Charter, of any of its outstanding stock by classification, reclassification or otherwise, and any objecting stockholder whose rights may or shall be substantially adversely affected shall not be entitled to the same rights as an objecting stockholder in the case of a consolidation, merger, share exchange or sale, lease, exchange or transfer of all or substantially all of the assets of the Corporation.

NINTH: The duration of the Corporation shall be perpetual.

     THIRD: By written informal action unanimously taken by the Board of Directors of the Corporation, pursuant to and in accordance with Section 2-408(c) of the Corporations and Associations Article of the Annotated Code of Maryland, the Board of Directors of the Corporation duly advised the foregoing Articles of Amendment and Restatement and, by written informal action unanimously taken by the stockholders of the Corporation, in accordance with
Section 2-505 of the Corporations and Associations Article of the Annotated Code of Maryland, the stockholders of the Corporation duly approved said Articles of Amendment and Restatement.

     FOURTH: (a) The total number of shares of all classes of stock of the Corporation heretofore authorized is 5,000 shares of common stock all of one class. Such shares are without par value.

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     (b) The total  number of shares of all classes of stock of the  Corporation as increased is 15,900,000 shares of common stock all of one class. Such shares have a par value of $.01 per share, amounting in the aggregate to $159,000.

         FIFTH: Upon the effectiveness of these Articles of Amendment and Restatement with the State Department of Assessments and Taxation of Maryland, each of the authorized shares of common stock without par value shall be changed and split on the basis of three thousand one hundred eighty (3,180) shares of common stock with a par value of $.01 per share for each share without par value, provided that any fractional interest shall be eliminated by being rounded off to a full share of stock.

     IN WITNESS WHEREOF, A.Y. CHEUNG ASSOCIATES, INC. has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereunder affixed and attested by its Assistant Secretary on this _____ day of June, 1996, and its President acknowledges that these Articles of Amendment and Restatement are the act and deed of A.Y. CHEUNG ASSOCIATES, INC. and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.

ATTEST:                                     A.Y. CHEUNG ASSOCIATES, INC.
_______________________________     By: _________________________________
Vance Y. Hum, Assistant Secretary           Augustine Y. Cheung, President

[SEAL]

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